            Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BBX CAPITAL CORPORATION

The Amended and Restated Articles of Incorporation, as amended, of BBX Capital Corporation, a Florida corporation (the “Corporation”), are hereby amended pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, and such amendment is set forth as follows:

FIRST: Article I is hereby deleted in its entirety and replaced with the following:

ARTICLE I

NAME

The name of the Corporation is Bluegreen Vacations Holding Corporation.

ADOPTION OF AMENDMENT: The foregoing amendment was duly adopted and approved by the Board of Directors of the Corporation on June 16, 2020 and by the Corporation’s shareholders by a vote thereof at a special meeting of the Corporation’s shareholders on September 25, 2020. The number of votes cast for the amendment at the special meeting was sufficient for approval.

EFFECTIVE DATE OF AMENDMENT: This amendment shall be effective on September 28, 2020.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly executed in its corporate name this 25th day of September, 2020.

BBX CAPITAL CORPORATION

By:	/s/ Raymond S. Lopez
Name:	Raymond S. Lopez
Title:	Chief Financial Officer